UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 22, 2013

ENTERTAINMENT GAMING ASIA INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit 3705, 37/F, The Centrium

60 Wyndham Street

Central, Hong Kong

(Address of principal executive offices)

+ 852-3151-3800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On February 22, 2013, we entered into a Share Sale Agreement pursuant to which we have agreed to sell the portion of our business dedicated to the manufacture and sale of non-gaming plastic products, mainly automotive parts. In connection with the sale of our non-gaming plastic products operations, we will be relocating our gaming chips and plaques operations from Melbourne, Australia to Hong Kong.

Since July 2006, we have conducted the development, manufacture and sale of gaming chips and plaques from our Dolphin subsidiary in Melbourne, Australia. We have also conducted the development, manufacture and sale of non-gaming plastic products for a number of industries, including the automotive industry, from the Melbourne facility. Pursuant to the Share Sale Agreement entered into between us and Mario Renzo Turcarelli, the current general manager of our Dolphin Australia operations, we have agreed to sell to Mr. Turcarelli all of the share capital of Dolphin Products Pty Limited (“Dolphin Australia”), an Australian company through which we have conducted both our gaming chips and plaques operations and our non-gaming plastic products operations to-date. Prior to the completion of the sale, we will transfer out of Dolphin Australia to Elixir Gaming Technologies (Hong Kong) Limited and a newly formed Dolphin Products Limited company in Hong Kong, both of which are subsidiaries wholly-owned by us, all working capital on hand and all assets and operations relating to our gaming chips and plaques operations, including all trademarks, patent rights and other intellectual property.

The purchase price to be paid by Mr. Turcarelli pursuant to the Share Sale Agreement is AUD$350,000 (approximately US$361,000 based on conversion rates as of February 22, 2013). We have also agreed to assume Dolphin Australia’s liability for (i) severance under Australian labor laws for those employees to be terminated by Dolphin Australia as part of the transactions, estimated to be approximately US$750,000, (ii) the lease for the Melbourne facility through the end of its present term expiring in January 2014, estimated to be a total US$350,000, and (iii) all Dolphin Australia payables, net of receivables, relating to both gaming and non-gaming operations up to the closing date.

As part of the sale transaction, we have also agreed to grant Dolphin Australia a non-transferable, royalty-free license to utilize certain trademarks and patent rights in connection with Dolphin Australia’s manufacture and sale of plastic products for the non-gaming industries. Dolphin Australia and Mr. Turcarelli have agreed that for a period of five years from the close of the sale transaction not to engage in the manufacture or sale of chips, plaques or any other gaming equipment or products for use in casinos throughout certain gaming jurisdictions in the Asian-Pacific region. The Dolphin sale transaction is expected to close on or before March 28, 2013.

The sale of our non-gaming plastic products operations is being undertaken in connection with the decision to relocate our gaming chips and plaques operations to our new manufacturing facility in Hong Kong, the development of which is currently underway and is expected to be completed in early April 2013. We have already commenced the relocation of our gaming chips and plaques operations. We expect to complete the relocation of those operations, and commence the operation of our gaming chips and plaques business from our new Hong Kong facility, in the second quarter of 2013. We expect to incur approximately $1.7 million of expenses and capital expenditures in connection with the relocation of our gaming chips and plaques operations to Hong Kong. We expect to incur substantially all of these costs in fiscal 2013 and intend to fund these costs from available working capital.

The foregoing is only a summary of the Share Sale Agreement of Dolphin Australia and the related documents. The full text of the Share Sale Agreement and the related Intellectual Property License Agreement and Gaming Business and Assets Sale Agreement are attached hereto as Exhibits 99.1, 99.2 and 99.3 to this report, respectively.

On February 27, 2013, we issued a press release announcing our agreement to sell our non-gaming plastic products operations and relocate our gaming chips and plaques operations from Melbourne, Australia to Hong Kong. A copy of the release is attached hereto as Exhibit 99.4 to this report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits	Method of Filing

The following exhibits are filed with this report:

Exhibit 99.1

Share Sale Agreement dated February 22, 2013 amongst Dolphin Advanced Technologies Pty Limited (as seller) and Mario Turcarelli (as buyer), Dolphin Products Pty Limited and Dolphin Products Limited (Hong Kong)

Filed Electronically herewith
Exhibit 99.2	Intellectual Property License Agreement dated February 22, 2013 amongst Dolphin Advanced Technologies Pty Limited, Elixir Gaming Technologies (Hong Kong) Limited and Dolphin Products Pty Limited	Filed Electronically herewith
Exhibit 99.3	Gaming Business and Assets Sale Agreement dated February 22, 2013 between Dolphin Products Pty Limited and Dolphin Products Limited (Hong Kong)	Filed Electronically herewith
Exhibit 99.4	Press Release dated February 27, 2013	Filed Electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT GAMING ASIA INC.

Dated: February 27, 2013	/s/ Clarence Chung
Clarence (Yuk Man) Chung
Chief Executive Officer